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                                                                    EXHIBIT 99.1


                            MULTIMEDIA ACCESS ADJUSTS
                           EXERCISE PRICE OF WARRANTS



Dallas, TX (November 20, 1998) -- MultiMedia Access Corporation (Nasdaq: MMAC), today announced that the exercise price of its Redeemable Common Stock Purchase Warrants ("Warrants") (Nasdaq: MMACW), issued in connection with the Company's initial public offering on February 4, 1997, has been reduced from $4.50 per share to $4.19 per share in accordance with certain provisions in the warrant agreement. As a result of this adjustment, holders of the Warrants are now entitled to purchase 1.074 shares of Common Stock per warrant held.

The expiration dates of these Warrants remains February 4, 2002.

ABOUT MULTIMEDIA ACCESS CORPORATION

MultiMedia Access Corporation manufactures and markets high-quality, standards-based video communication solutions for businesses and professional enterprises. MMAC's products and systems provide enhanced communication and increased productivity for major corporations, educational institutions, and healthcare, financial & government organizations. Osprey(R) video codecs and peripherals, ViewCast(R) web-video systems and MMAC's VBX(TM) enterprise video systems deliver popular video communication applications including Internet & intranet video streaming, live broadcasting, video-based training, surveillance, distance learning, telemedicine and videoconferencing. MMAC's products are available from leading resellers, systems integrators, OEMs and application developers worldwide.

Visit our website at http://www.mmac.com for more information.